Exhibit 99.1
January 27, 2009
Borders Group, Inc.
100 Phoenix Drive
Ann Arbor, MI 48108

Attention:	Mr. Ron Marshall, President and Chief Executive Officer
AMENDMENT OF PURCHASE OFFER
Ladies and Gentlemen:
          Reference is made to our letter to you, dated as of April 9, 2008, as extended pursuant to our letter to you, dated as of December 22, 2008 and as amended pursuant to our letter to you, dated as of January 16, 2009 (the “Purchase Offer Letter”). Capitalized terms used but not defined have the meanings specified in the Purchase Offer Letter.
          The reference in Section 1 of the Purchase Offer Letter to “10 Business Days” is hereby replaced with the term “5 calendar days.” The reference in Section 9(i) of the Purchase Offer Letter to “10th Business Day” is hereby replaced with the term “5th calendar day.” For the avoidance of doubt, Seller may accept the purchase offer for the UK Business by executing and delivering irrevocable written notice of such acceptance to Buyer no later than February 11, 2009.
          The parties hereto agree to revise the form Stock Purchase Agreement attached as Exhibit A to the Purchase Offer Letter promptly prior to its execution and delivery in accordance with the provisions of the Purchase Offer Letter, so as to replace the reference to “tenth business day” in Section 1.3 with the term “fifth calendar day.”
          For the avoidance of doubt, the Purchase Offer Letter shall remain in full force and effect in accordance with its original terms, except as expressly amended or modified by this letter agreement.

          This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
By: PS Management GP, LLC, its General Partner

By: Name:	/s/ William A. Ackman William A. Ackman, Managing Member
Agreed to and accepted this
27th day of January, 2009
BORDERS GROUP, INC.

By: Name:	/s/ Mark Bierley Mark Bierley
Title:	Executive Vice President and Chief Financial Officer